Exhibit (a)(5)(A)

National Financial Partners Announces Cash

Tender Offer for its 0.75% Convertible Senior Notes

NEW YORK, NY – June 9, 2010 – National Financial Partners Corp. (NYSE: NFP), a provider of benefits, insurance and investment services, today announced that it has commenced a tender offer for any and all of its $230,000,000 aggregate principal amount outstanding of its 0.75% Convertible Senior Notes due 2012 (the “Convertible Notes”).

The tender offer will expire at 12:00 midnight, New York City time, on July 7, 2010, unless extended (as such time and date may be extended, the “Expiration Date”) or earlier terminated by NFP. Holders of Convertible Notes who validly tender, and do not validly withdraw, their Convertible Notes on or prior to the Expiration Date will receive $955 for each $1,000 principal amount of Convertible Notes purchased in the tender offer, plus accrued and unpaid interest to, but excluding, the payment date. NFP expects payment to be made on or about July 8, 2010. Tenders of Convertible Notes must be made on or prior to the Expiration Date, and Convertible Notes may be withdrawn at any time on or prior to the Expiration Date.

The tender offer is subject to the satisfaction or waiver of certain conditions set forth in the Offer to Purchase, dated June 9, 2010 (the “Offer to Purchase”), including a financing condition. The tender offer is not conditioned on a minimum principal amount of Convertible Notes being tendered. Subject to applicable law, NFP may amend, extend or waive conditions to, or terminate, the tender offer.

Full details of the terms and conditions of the tender offer are described in the Offer to Purchase and a related Letter of Transmittal, which are being sent to holders of the Convertible Notes. These documents will also be available free of charge at the Securities and Exchange Commission’s (“SEC”) website at www.sec.gov as exhibits to the Tender Offer Statement on Schedule TO filed by NFP with the SEC. Holders are encouraged to read these documents, as they contain important information regarding the tender offer.

NFP has retained BofA Merrill Lynch and Goldman, Sachs & Co. to act as the dealer managers for the tender offer. Questions regarding the tender offer should be directed to BofA Merrill Lynch at (888) 292-0070 (toll-free) and Goldman, Sachs & Co. at (800) 828-3182 (toll-free). Requests for the Offer to Purchase and other documents relating to the tender offer may be directed to D.F. King & Co., Inc., the tender agent and information agent for the tender offer, at (212) 269-5550 (for banks and brokers only) or (800) 769-4414 (for all others).

None of NFP, any of its employees, any member of its board of directors, the dealer managers, the information agent and tender agent for the tender offer, or the trustee of the Convertible Notes is making any recommendation to holders of Convertible Notes as to whether to tender or refrain from tendering their Convertible Notes pursuant to the tender offer. Holders of Convertible Notes must decide whether they will tender pursuant to the tender offer and, if so, how many Convertible Notes they will tender.

This press release is for informational purposes only and is neither an offer to buy nor a solicitation of an offer to sell the Convertible Notes. The tender offer is only being made pursuant to the Offer to Purchase and the related Letter of Transmittal.

The tender offer is not being made to holders of Convertible Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

About National Financial Partners Corp.

NFP is a leading independent financial services distribution company. NFP offers high net worth individuals and companies throughout the United States and in Canada comprehensive solutions across corporate and executive benefits, life insurance and wealth transfer, and investment advisory products and services. NFP and its subsidiaries, including NFP Securities, Inc., provide clients with access to objective advice and a choice of insurance and financial products and services.

Forward-Looking Statements

This release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain the words “anticipate,” “expect,” “intend,” “plan,” “believe,” “estimate,” “propose,” “may,” “project,” “will,” “continue” and similar expressions of a future or forward-looking nature. Forward-looking statements may include discussions concerning revenue, expenses, earnings, cash flow, impairments, losses, dividends, capital structure, credit facilities, offerings, tender offers, market and industry conditions, premium and commission rates, interest rates, contingencies, the direction or outcome of regulatory investigations and litigation, income taxes and NFP’s operations or strategy. These forward-looking statements are based on management’s current views with respect to future results. Forward-looking statements are based on beliefs and assumptions made by our management using currently-available information, such as market and industry materials, experts’ reports and opinions, and current financial trends. These statements are only predictions and are not guarantees of future performance. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by a forward-looking statement. These risks and uncertainties include, without limitation: (1) NFP’s ability, through its operating structure, to respond quickly to regulatory, operational or financial situations impacting its businesses; (2) the ability of the Company’s businesses to perform successfully following acquisition, including through cross-selling initiatives, and the Company’s ability to manage its business effectively and profitably through its reportable segments and the principals of its businesses; (3) any losses that NFP may take with respect to dispositions, restructures or otherwise; (4) an economic environment that results in fewer sales of financial products or services; (5) the occurrence of events or circumstances that could be indicators of impairment to goodwill and intangible assets which require the Company to test for impairment, and the impact of any impairments that the Company may take; (6) the impact of the adoption, modification or change in interpretation of certain accounting treatments or policies and changes in underlying assumptions relating to such treatments or policies, which may lead to adverse financial statement results; (7) NFP’s success in acquiring and retaining high-quality independent financial services businesses; (8) the financial impact of NFP’s incentive plans; (9) changes that adversely affect NFP’s ability to manage its indebtedness or capital structure, including changes in interest rates, credit market conditions and general economic factors; (10) securities and capital markets behavior, including fluctuations in the price of NFP’s common stock, continuing volatility in the U.S. financial markets, or the dilutive impact of any capital-raising efforts to finance operations or business strategy; (11) the availability of borrowings and letters of credit to NFP; (12) adverse results, market uncertainty in the financial services industry, or other consequences from litigation, arbitration, regulatory investigations or compliance initiatives, including those related to business practices, compensation agreements with insurance companies, policy rescissions or chargebacks, regulatory investigations or activities within the life settlements industry; (13) adverse developments in the markets in which the Company operates, resulting in fewer sales of financial products and services, including those related to compensation agreements with insurance companies and activities within the life settlements industry; (14) the impact of legislation or regulations in jurisdictions in which NFP’s businesses operate, including the possible adoption of comprehensive and exclusive federal regulation over all interstate insurers and the uncertain impact of proposals for legislation regulating the financial services industry; (15) uncertainty regarding the impact of newly-adopted healthcare legislation or resulting changes in business practices of NFP’s subsidiaries that operate in the benefits market; (16) changes in laws, including the elimination or modification of the federal estate tax, changes in the tax treatment of life insurance products, or changes in regulations affecting the value or use of benefits programs, which may adversely affect the demand for or profitability of the Company’s services; (17) developments in the availability, pricing, design or underwriting of insurance products, revisions in mortality tables by life expectancy underwriters or changes in the Company’s relationships with insurance companies; (18) changes in premiums and commission rates or the rates of other fees paid to the Company’s businesses, including life settlements and registered investment advisory fees; (19) the reduction of the Company’s revenue and earnings due to the elimination or modification of compensation arrangements, including contingent compensation arrangements and the adoption of internal initiatives to enhance compensation transparency, including the transparency of fees paid for life settlements transactions; (20) the occurrence of adverse economic conditions or an adverse regulatory climate in New York, Florida or California; (21) the loss of services of key members of senior management; and (22) the Company’s ability to effect smooth succession planning. Additional factors are set forth in NFP’s filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2009, filed with the SEC on February 12, 2010 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, filed with the SEC on May 10, 2010. Forward-looking statements speak only as of the date on which they are made. NFP expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts
Investor Relations:	Media Relations:
Abbe F. Goldstein, CFA	Barbara Willis
National Financial Partners	National Financial Partners
ir@nfp.com	communications@nfp.com
212-301-4011	212-301-1039

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